Exhibit 99.1

           AMS Health Sciences Announces Executive Changes

OKLAHOMA CITY, OK - December 9, 2005 - AMS Health Sciences, Inc. (AMEX: AMM) today announced that Reggie Cook has stepped down from his position as Chief Financial Officer (CFO). Mr. Cook resigned his position for family and personal reasons.

AMS is currently in the process of an executive search for a CFO replacement. Until that time, Robin Jacob will act as interim CFO. Ms. Jacob is currently the AMS Controller, a position she has held for the past four years. Ms. Jacob holds a Bachelor of Science degree in Accounting, a Masters of Business Administration in Finance and is a Certified Public Accountant, licensed in the state of Oklahoma. She has over 18 years of experience in accounting and financial reporting.

"We would like to thank Reggie for his years of service to the Company, and for the many contributions he has made. We wish him continued success in his future business endeavors", said CEO John Hail. "Robin has a strong work ethic and I have all the confidence in her ability to fill the position of CFO."

AMS also announced the resignation of Harland Stonecipher from the Company's Board of Directors for family and personal reasons. "Harland has been a great asset to our board of directors, and we wish to thank him for his many years of guidance. We wish him all the best in the future", said Mr. Hail.


About AMS
---------

AMS Health Sciences sells more than 60 natural nutritional supplements, weight management products and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.